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                                                                   EXHIBIT 10.15

                    AMENDMENT TO DEVELOPMENT, LICENSE AND
                    MARKETING AGREEMENT ENTERED INTO AS OF
                    JUNE 26, 1995, AND MADE BY AND BETWEEN
                  ASTRA AB AND CENTAUR PHARMACEUTICALS, INC.


This Amendment, entered into July 8, 1997, is made by /1/ and between Astra AB, a corporation organized and existing under the laws of Sweden, S-151 85 Sodertalje, Sweden ("Astra") and Centaur Pharmaceuticals, Inc. a corporation organized and existing under the laws of the State of Delaware, 484 Oakmead Parkway, Sunnyvale, CA 94086, USA ("Centaur").

WHEREAS, the parties wish to clarify and amend certain aspects of the above mentioned agreement (referred to herein as the "Agreement");

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

I.  ADDITIONAL DEFINITIONS/2/

1. CENTAUR LIBRARY. As used herein "Centaur Library" shall mean all chemical structures contained in Centaur's NRT(TM) Technology substance library as of June 26, 1995 and additional chemical structures obtained by Centaur during the period of time Astra is funding at a rate of not less than U.S. $4

_____________________________

/1/

/2/An initial capitalized term appearing in Section I through III, if not defined in this Section I, shall have the same meaning as in the Development, License and Marketing Agreement.
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     million per year Centaur Research Work and/or Development work under the
     Agreement.

2. STRUCTURE INFORMATION. As used herein "Structure Information" shall mean any and all Confidential Information on the chemical structures of compounds included in the Centaur Library including, but not limited to, compound descriptors, such as Mass, NMR, IR and UV spectra, melting point, and chirality.

3. SCREENING CRITERIA. As used herein "Screening Criteria" shall mean compound properties specified by the Joint Project Team and approved by the Steering Committee as prerequisites for selection of Hits (as defined below).

4. CD NOMINATION CRITERIA. As used herein " CD Nomination Criteria" shall mean the criteria proposed by the Joint Project Team and approved by the Steering Committee for selection of Potential CDs and CDs in the respective Project.

5. HITS. As used herein "Hits" shall mean each compound that is identified to meet any Screening Criteria in screens performed in a Project during initial screening of the Centaur Library.

6. LEAD COMPOUND. As used herein "Lead Compound" shall mean a compound identified among the Hits as a compound suitable for Lead Optimization, with the aim to identify Potential CDs (as defined below) meeting the CD Nomination Criteria.
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7.  LEAD OPTIMIZATION. As used herein "Lead Optimization" shall mean design and/or synthesis of new chemical entities based on a Lead Compound using Centaur's SAR program or other technologies for drug discovery and drug design in order to find compounds meeting CD Nomination Criteria.

8. PRIMARY PHARMACOLOGY TESTING. As used herein "Primary Pharmacology Testing" shall mean the testing of Lead Compound(s) and/or compounds synthesized during Lead Optimization for properties regarding potency and selectivity in in vitro and in vivo tests related to the cellular and molecular drug target(s) and/or in models of the target disease in a Project.

9. SECONDARY TESTING. As used herein "Secondary Testing" shall mean the testing of Lead Compound(s) and/or compounds synthesized during Lead Optimization for properties regarding safety pharmacology, drug metabolism and pharmacokinetics, and toxicity in a Project.

10. POTENTIAL CD(S). As used herein "Potential CD(s)" shall mean such Lead Compound(s) and/or compounds synthesized during Lead Optimization that after Primary Pharmacology Testing and Secondary Testing are identified by the Joint Project Team and approved by the Steering Committee to meet the CD Nomination Criteria in the relevant Project. Each potential CD, as well as each CD, shall include all of such CD's salts, esters which are easily cleaved biologically or chemically, complexes, chelates, hydrates, stereoisomers, crystalline and amorphous
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     forms, prodrugs, metabolites and metabolic precursors.

11. IDENTIFICATION. As used herein "Identification" means the process in each Project leading up to and including selection by the Joint Project Team and the Steering Committee of Potential CDs and CDs. Identification includes the following phases: 1) initial screening of the Centaur Library for Hits,
     2) identification and selection of Lead Compounds among the Hits, 3) Lead Optimization, 4) Primary Pharmacology Testing, 5) Secondary Testing and 6) selection of Potential CDs and CDs. In a Project where Identification has been completed and the desired number of Potential CDs have been selected, Identification may be resumed, in full or in part, should the Potential CDs selected later prove inadequate.


II.  IDENTIFICATION AND ACCESS TO STRUCTURE INFORMATION.

1. OVERVIEW OF PROCESS. In an effort to speed the Identification for the Field but at the same time being sensitive to Centaur's need for strictly controlling Structure Information, a limited number of Astra employees will actively participate with Centaur personnel in the various phases of the Identification.

2. SCREENING OF THE CENTAUR LIBRARY. The number of Astra employees participating in each Project in the initial screening of the Centaur Library for Hits will be separately agreed by the parties on a
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     case by case basis but will always include Astra's Project leader and one or more named specialists in chemistry, in modeling and drug design, and in QSAR technologies.

     The said Astra employees will either alone, or together with the respective Joint Project Teams, be involved in i.a. preparation of proposals to the Steering Committee on Screening Criteria, design of the screens, analyzing results from the screens and identifying Hits from the screens and identifying Lead Compounds. The Astra employees involved in the initial screening of the Centaur Library will be given access to all Structure Information on the Hits but not to Structure Information on other compounds in the Centaur Library except to the extent that is needed or necessary for Identification in a Project as judged by the Joint Project Team and the Steering Committee.

     Structure Information on compounds disclosed to Astra employees according to the preceding paragraph, and/or on compounds synthesized during the process of Lead Optimization may be disclosed within Astra on a need to know basis. Astra undertakes to keep all Astra employees with access to Structure Information aware of its strictly confidential nature and that the confidentiality obligations undertaken by Astra pursuant to Section 16 of the Agreement applies to such information. Astra further undertakes to identify to Centaur, on a case to case basis, the names of such Astra employees.
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3.   NEW CHEMICAL INVENTIONS. Should one or more Astra employees with access to
     Structure Information, solely or jointly with Centaur employees, in the process of Identification, make an invention of a new chemical entity or new process directly or indirectly on the basis of such Structure Information, Astra shall promptly make a written assignment of its rights to such new invention to Centaur in a fashion as mutually agreed and, at a minimum, compatible with U.S. patent law, and such new invention shall be used by Astra and Centaur solely within the context of the Agreement, provided, however, that Centaur may use such new invention outside the Field subject to the provisions of Section III hereto. Any Astra employee who is an inventor as above said shall be named as an inventor in the patent application, notwithstanding assignment of Astra's rights thereto to Centaur.

4. DESIGNATION OF A LEAD COMPOUND. The Joint Project Team and the Steering Committee may designate one or more Hits as Lead Compound(s). In the event of deadlock in the Steering Committee, neither Astra nor Centaur shall have the sole right to determine whether a Hit is designated as a Lead Compound. If the parties disagree on whether the standards for selection are met, then, notwithstanding the provisions of Section 3.4 of the Agreement,
     Article 22 will govern resolution of this dispute. The Steering Committee may also rescind its designation of a Hit as a Lead Compound at any time.
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5.   DESIGNATION OF A POTENTIAL CD. The Steering Committee may designate one or more Lead Compound(s) and/or compounds synthesized during Lead Optimization as Potential CDs or CDs, if they meet the CD Nomination Criteria. Within each project, and in the Stroke Project within each indication, the parties will endeavor to select 3-5 Potential CDs, 1-2 of which will serve as back-ups for the chosen CD ("Back-ups"). In the event of deadlock in the Steering Committee, Astra shall have the sole right to finally decide on all matters regarding selection of CDs and Potential CDs serving as Back-ups.


III. CERTAIN RESTRICTIONS ON CENTAUR'S ABILITY TO COMMERCIALIZE A COMPOUND OUTSIDE OF THE FIELD.

1. PROCEDURES RELATING TO POTENTIAL CDS. Should Centaur itself or through a third party wish to commercialize a Potential CD serving as Back-up to a chosen CD outside of the Field, then it will provide Astra sixty (60) days prior written notice that it intends to do so, thereby giving Astra the opportunity to declare its with that the Steering Committee designates such Potential CD a CD. Should Astra wish the Steering Committee to declare such Potential CD a CD, it shall send written notice prior to the end of that sixty day period. Should Astra not wish the Steering Committee to declare such Potential CD a CD, it will either so inform Centaur in writing, or do nothing, and at which point either on such notice or at the end of the
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     sixty (60) day period Centaur will remain free to commercialize such
     Potential CD outside of the Field without compliance with Section 18.2 of the Agreement and Astra will no longer be able to prevent Centaur from commercializing such Potential CD outside of the Field at any time in the future.

2. RESTRICTIONS RELATING TO CDS. When a Potential CD is designated a CD, Centaur will not itself or through third party commercialize that CD outside of the Field. Notwithstanding any provision of the Agreement, Centaur agrees that it will not itself, or through an Affiliate, license or exploit a CD for any indication, therapy or use whatsoever inside or outside of the Field anywhere in the world other than as provided in
     Section 8 of the Agreement. This provision will become null and void (a) as far as applications outside the Field are concerned world-wide, should Astra inform Centaur in writing that it no longer will conduct or support research, development, use or sale of such CD in the Field or, (b) with regard to the relevant country, regarding such CD, if Astra fails to comply with Sections 6.4(a), 6.4(b) or 6.5 of the Agreement and Centaur notifies Astra of Centaur's intent to terminate the Astra License with regard to the relevant country in accordance with Section 6.6 of the Agreement. The parties acknowledge that CPI-22 (also named NXY-059) has been declared a CD and thus is subject to these restrictions on commercialization by Centaur outside of the Field. Should the Steering Committee declare a Potential CD a CD, then Astra will pay the amounts, if any, called for by Section 7.2 of the Agreement and have
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     the concomitant obligations to use best reasonable efforts in pursuing any required pre-clinical studies necessary for filing an IND and subsequent human clinical trials of the CD and perform other work related to the commercial development of the CD as called for in Agreement.

3. LAPSE OF RESTRICTIONS ON CDS. At such time as Astra no longer wishes to continue developing a CD for commercial exploitation or fails to meet the standards of performance set out in the Agreement, then Centaur will be free to commercialize that CD outside of the Field itself or through a third party. Astra shall exert its best reasonable efforts to keep Centaur informed of the status of all CDs and the likelihood that Astra may cease developing any CD for commercial exploitation in the future in order that Centaur may make advance provisions and plans for CDs whose rights may be returned to Centaur.

In witness whereof the parties hereto have executed this Amendment in two (2) copies on the day set forth above.

ASTRA AB                                CENTAUR PHARMACEUTICALS, INC.
(publ)

 /s/ Claes Wilhelmsson                       /s/ Brian D. Frenzel
-----------------------                     -----------------------
Claes Wilhelmsson                           Brian D. Frenzel
Executive Vice President                    President & Chief Executive
                                            Officer


   /s/ Goran Lerenius
-----------------------
Goran Lerenius
General Counsel
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September 18, 1997

Brian D. Frenzel
President and Chief Executive Officer
Centaur Pharmaceuticals, Inc.
484 Oakmead Parkway
Sunnyvale, CA 94086, USA

Dear Mr. Frenzel:

I refer to your letter of July 18, 1997, in which you request that we waive our Right of First Negotiation to applications of Centaur's technology outside the central nervous system. After having completed our internal reviews triggered by your request, I can now inform you that we are willing to agree to your request.

Consequently, we propose that in Article 18.2 of the Development, License and Marketing Agreement between the parties dated June 26, 1995, in lines 6-8 the words "Astra's strategic research areas and/or such other research areas of interest to ASTRA as set forth in Appendix 4 hereof, and as the same may be
                                  ----------
modified from time to time by ASTRA in writing" be replaced by "the research area of the Central Nervous System (CNS)."

Please confirm your acceptance of the above amendment which will enter into immediate effect by your signing and returning to us of the enclosed copy of this letter.

Your sincerely,

ASTRA AB
Preclinical Affairs,
Research and Development

                                        We hereby accept and agree to the above
/s/ Jan M. Lundberg                     amendment.
-------------------
Jan M. Lundberg
Vice President                          CENTAUR PHARMACEUTICALS, INC.
                                        Date: October 7, 1997

                                        /s/ Brian D. Frenzel
                                        -----------------------------
                                        Brian D. Frenzel
                                        President and CEO